Exhibit 21

LIST OF SUBSIDIARIES OF THE COMPANY

Name	Jurisdiction of Organization
AstroNova GmbH	Germany
AstroNova (Shanghai) Trading Co., Ltd	China
AstroNova Aerospace, Inc.	Delaware
Astro Machine Corporation	Delaware
AstroNova Scandinavia ApS (formerly TrojanLabel ApS)	Denmark
AstroNova (Singapore) Pte Ltd.	Singapore
AstroNova SAS	France
AstroDigital Data de México, S.A. de C.V.	Mexico

AstroNova Inc. United Kingdom	United Kingdom

AstroNova Portugal, Unipessoal, Lda	Portugal

MTEX New Solutions, S.A.	Portugal
AstroNova (Malaysia) Sdn. Bhd. AstroNova Inc.	Malaysia Quebec, Canada